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                                    EXHIBIT 10.19

                        June 10, 1996


Robert J. Hanlon, Jr.
21 Audubon Court
Short Hills, NJ 07078-1812


         Re:  Separation Agreement
              --------------------

Dear  Robert:

         This letter, upon your signature, will constitute the entire agreement ("Agreement") between you and Grubb & Ellis Company and all of its subsidiaries, divisions, regions, and related entities (collectively, the "Company") regarding your separation from employment with the Company.

    1. Due to your decision not to relocate to Chicago, Illinois, your employment with the Company will be terminated at the close of the business day on June 14, 1996.

    2. You will be paid your base salary, the second installment of your incentive compensation for 1995 in the amount of $25,000, and your accrued vacation, less withholding taxes and customary payroll deductions through and on your termination date. Nothing in this Agreement impairs your right to these earned amounts. You agree that you will be entitled to receive payment for 40 accrued vacation hours at your termination date, if you do not take any vacation time between the date of this Agreement and your termination date. You also acknowledge that, except for the incentive payment set forth in this paragraph, you are not entitled to any incentive compensation which has not already been paid.

    3. After June 14, 1996, you will no longer be eligible to commence participation in any Company employee benefit plans. After June 30, 1996, you will no longer be covered by or eligible for any benefits under any Company employee benefit plans in which you currently participate, and your health and/or dental coverages will cease on that date. You will receive by separate cover information regarding your rights to health insurance continuation and any 401(k) PLUS plan benefits. To the extent that you have such rights, nothing in this Agreement will impair those rights.

    4. Upon the effectiveness of this Agreement (see Paragraph 11, below) the Company agrees to provide you with a payment of $87,500, less withholding taxes
and customary payroll deductions ("Payment").   The Company also agrees to a)
ship your personal items from your San Francisco office and apartment to your home in New Jersey; and

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Robert J. Hanlon, Jr.                                           Page 2 of 4
June 14, 1996


b) offer to sell to you the personal computer used by you at the Company at book depreciated value. The Company also agrees to permit you to consult with the Company's Legal Department regarding securities and other matters arising from your positions heretofore held with the Company and your investments in Company securities. The Company further agrees to take no action to hinder your ability to receive unemployment compensation.

    5. In exchange for the Payment, to which you are not otherwise entitled except pursuant to this Agreement, you agree to and hereby do waive and release, and promise never to assert, any claims of any kind or nature whatsoever, in law or equity, known or unknown, direct and indirect, that you have or might in the future have against Grubb & Ellis Company and its predecessors, subsidiaries, affiliates, associates, owners, divisions, representatives, related entities, officers, directors, shareholders, agents, partners, insurers, employee benefit plans (and their trustees, administrators and other fiduciaries), attorneys, employees, heirs, successors, and assigns, arising from or related to your employment and/or the termination of your employment with the Company.

         The claims that you are waiving, releasing and promising not to assert include, but are not limited to, claims arising under federal, state and local statutory and common law, such as the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Act of 1866, as amended, the common law of contract and tort, and any other laws and regulations relating to employment, or employment discrimination and/or the payment of wages or benefits.

    Notwithstanding the foregoing, the Company agrees to defend, indemnify and hold you harmless from and against all claims, lawsuits or other liability imposed or claimed, including attorneys' fees and other legal expenses, brought against you in respect of the duties performed by you as an officer and employee of the Company, pursuant to your indemnification agreement with the Company and pursuant to the Bylaws of the Company.

    6. You agree and understand that the claims that you are waiving, releasing and promising never to assert include claims that you now know or have reason to know exist, as well as those that you do not presently have any reason to know, believe or suspect that you have: unknown, unforeseen, unanticipated and unsuspected injuries, damages, loss and liability and the consequences thereof. By signing this Agreement you agree that you are expressly waiving any provision of any state, federal or local statute, and common-law doctrine, providing, in substance, that a release shall not extend to claims, demands, injuries or damages, loss or liability, which are unknown or unsuspected to exist, by the person making the release, when s/he is making the release.

Robert J. Hanlon, Jr.                                           Page 3 of 4
June 14, 1996


    7.   You agree to resign as Chief Financial Officer of Grubb & Ellis
Company and to resign as a director and/or officer of all subsidiaries and related entities effective June 14, 1996. The Company agrees that you may retain the title of Senior Vice President of Grubb & Ellis Company until the earlier of the date upon which you become employed by or otherwise engaged by another firm on a substantially full-time basis, or December 14, 1996, and you agree to resign upon such date. You and the Company agree that such title shall be an honorary title and entail no authority to act on behalf of the Company, including no authority to sign contracts and other documents on behalf of the Company.

    8. You agree to return to the Company, by your termination date, any and all information and materials, whether in paper, magnetic, electronic or other form, that you have about the Company's practices, procedures, trade secrets, finances, client lists, or marketing of the Company's services, other than such information and material as may be required to permit you to perform the duties required under the Consulting Agreement between you and the Company dated as of June 15, 1996.

    9. You agree that you will not, unless required by law or otherwise permitted by express written permission from or request by the Company, disclose to anyone any information regarding the following:

         a. Any non-public information regarding the Company's practices, procedures, trade secrets, client lists, or product marketing of the Company's services.

         b. The terms of this Agreement, except that you may disclose this information to members of your immediate family and to your attorney, accountant or other professional advisor(s) to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must, and any breach of this obligation of confidentiality by such family member or professional advisor(s) shall be deemed to be a breach by you.

    10. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by the law, the Company will be entitled to recover the benefits paid under the Agreement and to obtain all other relief provided by law and equity. This Agreement will be governed by the law of the State of New Jersey.

    11. To accept the Agreement, please date and sign this Agreement and return it, either by personal delivery or by mail, to GRUBB & ELLIS COMPANY, c/o Laura J. Ferracane, Human Resources Director, at One Montgomery Street, Telesis Tower, 9th Floor, San Francisco, CA 94104. An extra original for your records is enclosed.

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Robert J. Hanlon, Jr.                                           Page 4 of 4
June 14, 1996


         a. YOU HAVE UP TO 21 DAYS FROM THE DATE YOU RECEIVE THIS AGREEMENT TO ACCEPT THE TERMS OF THIS AGREEMENT, ALTHOUGH YOU MAY ACCEPT IT AT ANY TIME WITHIN THOSE 21 DAYS.

         b. ONCE YOU ACCEPT THIS AGREEMENT, YOU WILL HAVE SEVEN (7) DAYS AFTER SIGNING TO REVOKE YOUR ACCEPTANCE. TO REVOKE, YOU MUST SEND, EITHER BY PERSONAL DELIVERY OR BY MAIL, TO THE HUMAN RESOURCES DIRECTOR AS INDICATED ABOVE, A WRITTEN STATEMENT OF REVOCATION. IF YOU DO NOT REVOKE, THE EIGHTH DAY AFTER THE DATE OF YOUR ACCEPTANCE WILL BE THE "EFFECTIVE DATE" OF THIS AGREEMENT.


    12. This Agreement represents the sole and entire agreement between you and the Company and supersedes any and all previous verbal or written promises, representations, agreements, negotiations and/or discussions, if any, between you and the Company with respect to the subject matters covered herein. This Agreement cannot be terminated or changed except in writing by you and a duly authorized representative of the Company. You are advised to consult an attorney about this Agreement.

    13. Nothing in this Agreement shall constitute an admission of liability or wrongdoing by the Company. This Agreement shall not be binding on the Company unless and until it is signed, in unaltered form, and returned to the Company as provided above.

                                  GRUBB & ELLIS COMPANY

                                  /s/Neil R. Young

                                  By Neil R. Young
Dated:  June 14,1996              President and Chief Executive Officer


    By signing this separation agreement letter, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice, that I understand the terms of the agreements contained therein, and that I voluntarily agree to them.



Dated:  June 12, 1996                       /s/Robert J. Hanlon, Jr.
                                            ------------------------
                                            Robert J. Hanlon, Jr.

                                 CONSULTING AGREEMENT


    THIS CONSULTING AGREEMENT ("Agreement") is entered into as of June 15,
1996, by and between ROBERT J. HANLON, JR., an individual residing at 21 Audubon Court, Short Hills, NJ 07078 ("Consultant") and GRUBB & ELLIS COMPANY, a Delaware corporation, and its subsidiaries and affiliates (the "Company"), with executive offices at 10275 West Higgins Road, Suite 300, Rosemont, IL 60018.

                                       RECITALS

    A. Consultant has served as Senior Vice President and Chief Financial Officer of the Company since December 1993 and in such capacities has become familiar with the financial and business operations of the Company.

    B. Effective as of June 14, 1996, Consultant will cease to be an employee of the Company.

    C. In light of Consultant's knowledge and familiarity with the operations of the Company, the Company desires to engage Consultant, and Consultant desires to be engaged, to perform consulting services for the Company, on and subject to the terms contained in this Agreement.


                                      AGREEMENT


    NOW, THEREFORE, for and in consideration of the Recitals, and for other good and valuable consideration, the parties agree as follows:

    1. ENGAGEMENT. The Company agrees to engage Consultant, and Consultant agrees to accept such engagement, as a consultant on and subject to the terms and conditions contained in this Agreement.

    2. TERM. Subject to Section 5 below, the term of this Agreement shall commence on June 15, 1996 and end on November 15, 1996 ("Consulting Period").

    3. DUTIES. During the Consulting Period, Consultant shall provide such consultation, advice and information as shall be reasonably requested by the Chief Executive Officer and any director of the Company, generally regarding financial matters of the Company ("Services"). In the performance of the Services, Consultant agrees to abide by all applicable laws, regulations and Company policies. The location for the performance of the Services shall


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be determined by mutual agreement of the parties. The  Company retains the right to monitor Consultant's work to ensure its conformity with Company procedures and policies.

    4.   COMPENSATION.

         (a) Subject to Section 4(b) below, in consideration of Consultant's promise to make himself available to provide the Services described in this Agreement, the Company hereby agrees to pay Consultant a retainer totaling Twenty-Five Thousand Dollars ($25,000.00), payable as follows:

              a)   $8,333.33 on or about July 15, 1996;

              b)   $8,333.33 on or about August 15, 1996; and

              c)   $8,333.33 on or about September 15, 1996;

         Provided, however, that during the term of this Agreement, Consultant does not, directly or indirectly, for himself or others, solicit for employment or employ any current executive, employee or independent contractor of the Company or any party which has been an executive, employee or independent contractor of the Company on June 15, 1996.

         Such payments shall be postmarked as mailed to the Consultant's home address on or before the dates indicated above.

         (b) The Company shall not be responsible for payment of such compensation if Consultant is in material default of his obligations under this Agreement which default has been communicated to Consultant in writing and Consultant has been given a reasonable opportunity to cure but has failed to do so (an "Uncured Material Default"); provided, however, that a default in Consultant's obligations with respect to Section 6 hereunder shall be deemed an Uncured Material Default without the opportunity to cure.

         (c) In addition to the foregoing, Consultant shall be reimbursed for all reasonable out-of-pocket expenses incurred by him in connection with the performance of the Services in accordance with existing Company expense reimbursement policies, including, among other things, travel, lodging, food and telephone expenses actually incurred by him in performing the Services, within fifteen (15) business days after receipt by the Company of reasonable substantiation of such expenses (e.g. by delivery of receipt). Consultant agrees not to incur any expenses in connection with Services hereunder without first obtaining general preapproval of the nature and type of such expenses from a Company officer authorized to approve expenses hereunder.

    5. TERMINATION. The Company shall have the right to terminate this Agreement prior to the end of the Consulting Period in the event of: (a) conviction of a felony, (b)


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conviction or judgment of fraud,  (c) conviction or judgment of misappropriation of funds or embezzlement, (d) uncompelled disclosure or misuse of material confidential or proprietary information regarding the Company, or (e) Uncured Material Default. The Company shall pay Consultant for Services performed prior to the date of such termination under Section 4 above, but only to the extent that such Services were performed in accordance with Section 4(b) above. If the Company terminates this Agreement pursuant to this Section, the Company shall have no further obligations hereunder.

    6. DISCLOSURE OF CONFIDENTIAL INFORMATION. Consultant acknowledges that certain information obtained by him during the course of his performance of Services under this Agreement concerning the business and affairs of the Company and its affiliates is confidential and proprietary. Therefore, Consultant agrees that he will not disclose to any person or use for his own account any such information without the Company's prior written consent, unless Consultant is required to disclose such information under applicable law.

    7.   CONFIDENTIALITY OF THE AGREEMENT.   Consultant agrees that the  terms
and conditions of this Agreement are confidential and that he will not disclose the contents hereof to any party without the prior written consent of the Company, except where such disclosure is required by applicable law and, provided, that Consultant shall be permitted to disclose the contents hereof to his spouse, attorney, financial advisor, future employers, and others in fiduciary or confidential relationships without prior written consent.

    8. INDEPENDENT CONTRACTOR. The parties hereto agree that Consultant shall provide the Services as independent contractor and that he shall not be treated as an employee of the Company. Consultant acknowledges and agrees that he shall be responsible for paying self-employment and estimated income taxes and the Company shall have no obligation to withhold income taxes or pay workers' compensation, federal or state payroll taxes, unemployment taxes, social security, disability or similar taxes or assessments, or to make any employee benefits or privileges available on Consultant's behalf. Consultant agrees to take no action inconsistent with his treatment as an independent contractor in relation to this Agreement.

    9.   INDEMNITY.

         (a) The Company agrees to defend, indemnify and hold Consultant harmless from and against all claims, lawsuits or other liability imposed or claimed, including attorneys' fees and other legal expenses, brought against Consultant by third parties in respect of the Services to be provided by Consultant as set forth in this Agreement, provided however, that: i) Consultant tender the defense of such claim to the Company in sufficient time so as not to prejudice the defense of any such claim or lawsuit; ii) the Company shall have the right to retain counsel of its choice in defense of such claim or lawsuit, and iii) Consultant shall not be indemnified, defended or held harmless by the Company for his gross negligence, deliberate illegal acts, or for the commission of a crime.


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         (b)  Consultant agrees to defend, indemnify and hold harmless the
Company and all of its directors, officers, shareholders, employees and agents from and against any and all claims, lawsuits or other liability imposed or claimed, including attorneys' fees and other legal expenses, arising directly or indirectly from Consultant's failure to timely pay any taxes or make any filings related to payment of taxes which he is obligated to pay or make.

    10. ASSIGNMENT. Consultant acknowledges that the Services to be rendered by him are unique and personal and he may not assign his rights or delegate his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure and be binding upon its legal representatives, successors and assigns, including, without limitation, successors by merger, sale of assets or otherwise.

    11. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered or mailed by certified mail, return receipt requested to the parties hereto at the addresses listed on the first page hereto or such other addresses as a party may designate by providing the other party with notice hereof.

    12. SEVERABILITY. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be ineffective or invalid, the remainder of such provision and the remainder of the Agreement shall be given effect, so long as the essential elements of a contract remain.

    13. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. This Agreement may be amended only upon the written consent of both parties hereto. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute one agreement. This Agreement embodies the complete agreement of the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings or agreements, oral or written, between the parties with respect to the subject matter hereof. This Agreement shall not be deemed to relate to the same subject matter as the separation agreement entered into between the parties on June 14, 1996.

    14.  TIME FOR PERFORMANCE.   Time is of the  essence of this Agreement.

    15.  SETTLEMENT OF DISPUTES.   Consultant and the Company agree that any
dispute arising under this Agreement will be settled by binding arbitration conducted in the city in which this Agreement is signed by the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and those rules are incorporated herein by reference. Consultant and the Company agree that the expenses of any such arbitration will be borne equally by each party, and that each party will be responsible for its own attorneys' fees; provided, that the prevailing party in any legal action to enforce the arbitration award will be entitled to recover its expenses and reasonable attorneys' fees in the enforcement action from the


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other party.  In the event that any litigation is commenced relating to this
Agreement, Consultant and the Company agree that the prevailing party will be entitled to reasonable attorneys' fees.


    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above and acknowledge that they have due authority to enter into this Agreement.



CONSULTANT                                  GRUBB & ELLIS COMPANY,
                                            a Delaware corporation



/s/ Robert J. Hanlon, Jr.                   By:  /s/ Neil Young
- ------------------------------                 -------------------------------
Robert J. Hanlon, Jr.                           Neil Young
                                                 Chief Executive Officer



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